As filed with the Securities and Exchange Commission on March 11, 2002

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               BIOPURE CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                         04-2836871
(State or other jurisdiction                   (IRS Employer Identification No.)
of incorporation or organization)

                                                             Jane Kober
                                                        Biopure Corporation
                11 Hurley Street                          11 Hurley Street
              Cambridge, MA 02141                       Cambridge, MA 02141
                 (617) 234-6500                            (617) 234-6500
      (Address, including zip code,                  (Name, address, including
 and telephone number, including area code,      zip code, and telephone number,
 of registrant's principal executive offices)           including area code,
                                                       of agent for service)


                            ------------------------
                                   Copies to:
                             Matthew Ricciardi, Esq.
                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                               New York, NY 10019
                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

================================= ================================ ==========================

       Title of Securities               Proposed Maximum                  Amount of
         To Be Registered            Aggregate Offering Price        Registration Fee (1)
--------------------------------- -------------------------------- --------------------------
Common Stock                                $30,000,000                     $2,760
================================= ================================ ==========================


(1) Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

     We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

SUBJECT TO COMPLETION DATED MARCH 11, 2002


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any State in which such offer, solicitation or sale is not permitted.


                                   PROSPECTUS

                               BIOPURE CORPORATION

                  $30,000,000 Aggregate Amount of Common Stock

                           -------------------------

     This prospectus will allow us to issue common stock over time in one or more offerings up to a total dollar amount of $30,000,000. This means:

     o we will provide a prospectus supplement each time we issue common stock;

     o the prospectus supplement will inform you about the specific terms of that offering and may also add, update or change information contained in this document; and

     o you should read this document and any prospectus supplement carefully before you invest.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 3 for a discussion of factors you should consider before buying our common stock.

     Our common stock is traded on The Nasdaq Stock Market under the symbol "BPUR." On March 8, 2002, the last reported sale price for our common stock on The Nasdaq Stock Market was $8.00 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     The date of this prospectus is March  ,2002.

                                TABLE OF CONTENTS

                                                                            Page


BIOPURE CORPORATION............................................................2

RISK FACTORS...................................................................3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION....................10

WHERE YOU CAN FIND MORE INFORMATION...........................................10

USE OF PROCEEDS...............................................................12

PLAN OF DISTRIBUTION..........................................................12

LEGAL MATTERS.................................................................14

EXPERTS.......................................................................14

     You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

                               BIOPURE CORPORATION

     Biopure was incorporated in Delaware in 1984. Our executive offices are located at 11 Hurley Street, Cambridge, Massachusetts 02141, and our telephone number is (617) 234-6500.

     Biopure(R), Hemopure(R) and Oxyglobin(R) are registered trademarks of Biopure.

                                  RISK FACTORS

     An investment in the common stock offered by this prospectus is very risky. You should carefully consider the following risk factors in addition to the information in the remainder of this prospectus before deciding to purchase the common stock.

     These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our securities.

Company Risks

If We Cannot Generate Adequate, Profitable Sales of Hemopure, We Will Not Be Successful

     To succeed as a company, we must develop Hemopure commercially and sell adequate quantities of Hemopure at a high enough price to generate a profit. We may not accomplish either of these objectives. Even if we succeed in developing Hemopure commercially, a number of factors may affect future sales of our product. These factors include:

     o whether physicians, patients and clinicians accept Hemopure as a cost-effective and therapeutic alternative to other products, including donated human blood;

     o    whether reimbursement for the cost of Hemopure is available; and

     o whether the public accepts the use of a natural protein product extracted from bovine red blood cells in transfusions, particularly in light of public perceptions in Europe and elsewhere about the risk of "mad cow disease".

If We Fail to Obtain FDA Approval, We Cannot Market Hemopure in the United
States

     We will not be able to market Hemopure in the United States until we receive FDA approval. We are preparing an application for approval to file with the FDA. We believe that our completed pivotal Phase III clinical trials are consistent with the FDA's most recent guidance on the design and efficacy and safety endpoints required for approval of products such as Hemopure as a replacement for red blood cells in surgical indications. However, the FDA could change its view or require a change in study design, additional data or even further clinical trials, including trials for indications other than those for which we intend to seek approval in the near term, prior to accepting our application or prior to approval of Hemopure. Obtaining FDA approval generally takes years and consumes substantial capital resources with no assurance of ultimate success.

Our Failure to Obtain Regulatory Approvals in Foreign Jurisdictions Will Prevent Us from Marketing Hemopure Abroad

     We also intend to market our products in international markets, including Europe. We must obtain separate regulatory approvals in order to market our products in Europe and many other foreign jurisdictions. The regulatory approval processes differ among these jurisdictions. While we recently received approval from the South Africa Medicines Control Council for the use of Hemopure for a surgical indication, approval in any one jurisdiction does not ensure approval in a different jurisdiction. As a result, obtaining foreign approvals will require additional expenditures and significant amounts of time.

We Cannot Expand Indications for Our Products Unless We Receive FDA Approval for Each Proposed Indication

     The FDA requires a separate approval for each proposed indication for the use of Hemopure. We expect that our first indication for Hemopure will only involve its perioperative use in patients undergoing elective surgery. Subsequently, we expect to expand Hemopure's indications. To do so, we will have to design additional clinical trials, submit the trial designs to the FDA for review and complete those trials successfully. We cannot guarantee that the FDA will approve Hemopure for any indication. We can only promote Hemopure for indications which have been approved by the FDA. The FDA may require a label cautioning against Hemopure's use for indications for which it has not been approved.

     The FDA has approved the use of our veterinary product, Oxyglobin, for the treatment of anemia in dogs, regardless of cause. Supplemental approvals are required to market Oxyglobin for any new indications or additional species. We cannot guarantee that we will receive such approvals.

If We Cannot Find Appropriate Marketing Partners, We May Not Be Able to Market and Distribute Hemopure Effectively

     Our success depends, in part, on our ability to market and distribute Hemopure effectively. We have no experience in the sale or marketing of medical products for humans. In the past, we entered into agreements with two established pharmaceutical companies to market our products upon successful completion of clinical development. These arrangements ended in 1996 and 1997. In the event that we obtain FDA approval of Hemopure, we may require the assistance of one or more experienced pharmaceutical companies to market and distribute Hemopure effectively.

     If we seek an alliance with an experienced pharmaceutical company:

     o we may be unable to find a collaborative partner, enter into an alliance on favorable terms, or enter into an alliance that will be successful;

     o any partner to an alliance might, at its discretion, limit the amount and timing of resources it devotes to marketing Hemopure; and

     o any marketing partner or licensee may terminate its agreement with us and abandon our products at any time for any reason without significant payments.

     If we do not enter into an alliance with a pharmaceutical company to market and distribute our products, we may not be successful in entering into alternative arrangements, whether engaging independent distributors, or recruiting, training and retaining a marketing staff and sales force of our own.

Shareholder Litigation May Be a Drain on Our Resources and May Adversely Affect Us.

     Biopure and our Chairman have been named as defendants in two related purported class action lawsuits under the federal securities laws alleging that we made materially false and misleading statements in the period May to December, 2001 concerning the timing of our filing of an electronic Biologic License Application for Hemopure with the FDA. We have filed motions to dismiss both lawsuits. These motions are expected to be fully briefed and argued to the court in April 2002. As these lawsuits are at an early stage, we may not be able to resolve them for several years. Although we believe these lawsuits are without merit and we intend to defend them vigorously, these lawsuits may become a drain on our management's time and attention if we do not prevail on the motions to dismiss. In addition, we cannot assure you we will ultimately prevail in these lawsuits.

Failure to Increase Manufacturing Capacity May Impair Hemopure's Market
Acceptance

     We will need to construct additional manufacturing facilities to meet annual demand in excess of 100,000 units of Hemopure. If Hemopure receives market acceptance, we may experience difficulty manufacturing enough of the product to meet demand. If we cannot fill orders for Hemopure, customers might turn to alternative products and choose not to use Hemopure even after we have addressed our capacity shortage.

Failure to Raise Additional Funds in the Future May Affect the Development, Manufacture and Sale of Our Products

     We require substantial working capital to properly develop, manufacture and sell our products. If such financing is not available when needed or is not available on acceptable terms, we may experience a delay in developing products, building manufacturing capacity or fulfilling other important goals. We have an equity line financing agreement which we can only avail ourselves of if our common stock price is at least $13 per share, unless waived. There is no assurance we will be able to draw funds on this line as and when needed. Our cash on hand is sufficient to fund our current plan into the first quarter of our 2003 fiscal year.

     The construction of our new manufacturing facility in Sumter, South Carolina is dependent upon financing from third parties. We cannot assure you that sufficient financing for this facility will be available on terms that are acceptable to us.

     Under the equity line facility, Societe Generale is not obligated to purchase shares of our common stock unless a number of conditions have been satisfied. First, it generally has no obligation to purchase shares to the extent that the volume weighted average price of our common stock on the five trading days following the exercise of our right to sell shares to Societe Generale pursuant to the equity line facility is below $13 per share. We have been experiencing stock prices lower than this minimum and, as of March 8, 2002, we are unable to draw funds under the equity line because our stock price was below the minimum. There can be no assurance that the price of our common stock will meet this minimum trading price condition at any time. Second, Societe Generale is only obligated at any given request to purchase shares at a minimum aggregate amount of $500,000 and at a maximum aggregate amount that depends on the daily trading volume, but cannot be more than $4,500,000. We may make a new request six days after the prior request. Furthermore, Societe Generale has no obligation to purchase shares on a given day if our daily trading volume falls below a specified minimum. Also, the equity line facility provides that Societe Generale may not purchase a number of shares during 61 consecutive days that would exceed 9.9% of the number of shares of our common stock issued and outstanding on the first day of this period. Finally, on trading days where the common stock is not listed and approved for trading on the principal trading exchange of our common stock or where trading is restricted, we would not have the right to sell any shares to Societe Generale.

Our Lack of Operating History Makes Evaluating Our Business Difficult

     Licensing fees, proceeds to us from investors and payments to fund our research and development activities comprise almost all of our funding to date. We have no operating history upon which to base an evaluation of our business and our prospects. We must successfully develop our products and product enhancements, achieve market acceptance of our products and respond to competition. We cannot guarantee that we will be successful in doing so, that we will ever be profitable or, if we are, that we will remain profitable on a quarterly or annual basis.

We Have a History of Losses and Expect Future Losses

     We have had annual losses from operations since our inception in 1984. We expect to continue to incur losses from operations until we are able to develop Hemopure commercially and generate a profit.

If We Are Not Able to Protect Our Intellectual Property, Competition Could Force Us to Lower Our Prices, Which Might Reduce Profitability

     We believe that our patents, trademarks and other intellectual property rights, including our proprietary know-how, will be important to our success. Our business position will depend, in part, upon our ability to defend our existing patents, and engage in our business free of claims of infringement by third parties. We will need to obtain additional patents for our products, the processes utilized to make our products and our product uses. We cannot guarantee that additional products or processes will achieve patent protection. In addition, third parties may successfully challenge our patents. Oppositions to one of our European patents have already led to a narrowing of this patent in Europe and, because some oppositions are still pending, may lead to further narrowing or even a loss of this European patent.

     We have not filed patent applications in every country. In certain countries, obtaining patents for our products, processes and uses may be difficult or impossible. Patents issued in countries other than the United States and in regions other than Europe may be harder to enforce than, and may not provide the same protection as, patents obtained in the United States and Europe.

Our Profitability Will Be Affected If We Incur Product Liability Claims in Excess of Our Insurance Coverage

     The testing and marketing of medical products, even after FDA approval, have an inherent risk of product liability. We maintain limited product liability insurance coverage in the total amount of $20.0 million. Our profitability will be affected by a successful product liability claim in excess of our insurance coverage. We cannot guarantee that product liability insurance will be available in the future or be available on reasonable terms.

Replacing Our Sole Source Suppliers for Key Materials Could Result in Unexpected Delays and Expenses

     We obtain some key materials, including membranes and chemicals, from sole source suppliers. If such materials were no longer available at a reasonable cost from our existing suppliers, we would need to obtain supply contracts with new suppliers for substitute materials. If we need to locate a new supplier, the substitute or replacement materials will most likely be tested for equivalency. Such evaluations could delay development of a product, limit commercial sales of an FDA-approved product and cause us to incur additional expense. In addition, the time expended for such tests could delay the marketing of product.

Provisions of Our Restated Certificate of Incorporation Could Discourage Takeover Transactions that a Stockholder Might Consider to Be in Its Best Interest

     Certain provisions of our Restated Certificate of Incorporation and by-laws, as well as our stockholders rights plan, could discourage others from initiating a potential merger, takeover or other change of control transaction, including a potential transaction at a premium over market price that a stockholder might consider to be in its best interest.

Transactions by Societe Generale May Affect the Price of Our Common Stock

     We have an equity line financing agreement with Societe Generale. From time to time, within limitations specified in the equity line facility, Societe Generale may engage in short sales, short sales against the box, puts and calls and other transactions in our common stock, and may sell and deliver the shares in connection with these transactions or to settle securities loans. If Societe Generale engages in such transactions, the price of our common stock may be adversely affected.

Industry Risks

Intense Competition Could Harm Our Financial Performance

     The biotechnology and pharmaceutical industries are highly competitive. There are a number of companies, universities and research organizations actively engaged in research and development of products that may be similar to Hemopure. Increased competition could diminish our ability to become profitable or affect our profitability in the future. Our existing and potential competitors:

     o    are also conducting clinical trials of their products;

     o may have substantially greater resources than we do and may be better equipped to develop, manufacture and market their products;

     o    may have their products approved for marketing prior to Hemopure; and

     o may develop superior technologies or products rendering our technology and products non-competitive or obsolete.

Stringent, Ongoing Government Regulation and Inspection of Our Products Could Lead to Delays in the Manufacture, Marketing and Sale of Our Products

     The FDA continues to review products even after they receive FDA approval. If and when the FDA approves Hemopure, its manufacture and marketing will be subject to ongoing regulation, including compliance with current good manufacturing practices, adverse event reporting requirements and the FDA's general prohibitions against promoting products for unapproved or "off-label" uses. We are also subject to inspection and market surveillance by the FDA for compliance with these and other requirements. Any enforcement action resulting from failure to comply with these requirements could affect the manufacture and marketing of Hemopure. In addition, the FDA could withdraw a previously approved product from the market upon receipt of newly discovered information. Furthermore, the FDA could require us to conduct additional, and potentially expensive, studies in areas outside our approved indications.

     We will be subject to a variety of regulations governing clinical trials and sales of our products outside the United States. Whether or not FDA approval has been obtained, we must secure approval of a product by the comparable non-U.S. regulatory authorities prior to the commencement of marketing of the product in a country. The approval process varies from country to country and the time needed to secure additional approvals may be longer than that required for FDA approval. These applications may require the completion of additional preclinical and clinical studies and disclosure of information relating to manufacturing and controls. Unanticipated changes in existing regulations or the adoption of new regulations could affect the manufacture and marketing of our products.

Health Care Reform and Controls on Health Care Spending May Limit the Price We Charge For Hemopure and the Amount We Can Sell

     The federal government and private insurers have considered ways to change, and have changed, the manner in which health care services are provided in the United States. Potential approaches and changes in recent years include controls on health care spending and the creation of large purchasing groups. In the future, it is possible that the government may institute price controls and limits on Medicare and Medicaid spending. These controls and limits might affect the payments we collect from sales of our products. Assuming we succeed in bringing Hemopure to market, uncertainties regarding future health care reform and private market practices could impact our ability to sell Hemopure in large quantities at profitable pricing.

Uncertainty of Third-Party Reimbursement Could Affect Our Profitability

     Sales of medical products largely depend on the reimbursement of patients' medical expenses by governmental health care programs and private health insurers. There is no guarantee that governmental health care programs or private health insurers will reimburse our sales of Hemopure, or permit us to sell our product at high enough prices to generate a profit.

Offering Risks

Potential for Dilution and Decline of the Price of Our Shares

     In 2001 we entered into an equity line facility with Societe Generale pursuant to which we may, subject to certain conditions, sell to Societe Generale up to $75,000,000 of our common stock from time to time over a period of two years; the number of shares and price per share will depend on the market price and trading volume of the shares on the five trading days prior to any sale. As of January 31, 2002, we have sold shares for $7.2 million. The sale of shares pursuant to the equity line facility will have a dilutive effect on our existing stockholders. Subsequent sales of these shares in the open market by Societe Generale may also have the effect of lowering our stock price, thereby increasing the number of shares issuable under the equity line facility (should we choose to sell additional shares to Societe Generale) and consequently further diluting our outstanding shares. These sales could have an immediate adverse effect on the market price of the shares and could result in dilution to the holders of our shares.

     In the event that we were able, in spite of the various restrictions contained in the equity line facility, including a minimum market price for our stock, to draw down the maximum amount of 5,000,000 shares under the facility, these would represent nearly 20% of our shares outstanding as of January 16, 2002.

     The perceived risk associated with the possible sale of a large number of shares issued under the equity line facility at prices as low as $12.61 per share, which is 97% of the $13 floor share price at which Societe Generale has agreed to purchase our shares, or at even lower prices, to the extent that we and Societe Generale waive such requirement, could cause some of our stockholders to sell their stock, thus causing the price of our stock to decline. In addition, actual or anticipated downward pressure on our stock price due to actual or anticipated sales of stock under the equity line facility could cause some institutions or individuals to engage in short sales of our common stock, which may itself cause the price of our stock to decline.

     If our stock price declines, we may be unable to raise additional capital. A sustained inability to raise capital could force us to go out of business. Significant declines in the price of our common stock could also impede our ability to attract and retain qualified employees, reduce the liquidity of our common stock and result in the delisting of our common stock from The Nasdaq National Market.

Shares Eligible for Future Sale May Cause the Market Price for Our Common Stock to Drop Significantly, Even If Our Business Is Doing Well

     We cannot predict the effect, if any, that future sales of our common stock or the availability of shares for future sale will have on the market price of our common stock from time to time. As of January 31, 2002, we had outstanding 25,744,456 shares of our common stock. Of these shares, substantially all are either freely tradable in the public market, unless acquired by our affiliates, or are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 and eligible for immediate sale in the public market pursuant to Rule 144, subject to certain volume and manner of sale limitations. Approximately 1,478,090 shares of common stock underlying stock options outstanding as of January 31, 2002 under our stock option plans are available for immediate sale in the public market. There were also 1,173,023 shares of our common stock underlying warrants outstanding as of January 31, 2002. Other shares of our common stock issued in the future may become available for resale in the public market from time to time, and the market price of shares of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them.

Our Stock Price Has Been and May Continue to Be Highly Volatile, Which May Adversely Affect Holders of Our Stock and Our Ability to Raise Capital

     The trading price of our common stock has been and is likely to continue to be extremely volatile. Our stock price and trading volume could be subject to wide fluctuations in response to a variety of factors, including the following:

     o actual or potential clinical trial results relating to products under development by us or our competitors;

     o    delays in our testing and development schedules;

     o    events or announcements relating to our relationships with others;

     o announcements of technological innovations or new products by us or our competitors;

     o    developments or disputes concerning patents or proprietary rights;

     o    regulatory developments in the United States and foreign countries;

     o    FDA approval of Hemopure or competitors' products;

     o economic and other factors, as well as period-to-period fluctuations in our financial results;

     o    market conditions for pharmaceutical and biotechnology stocks; and

     o publicity regarding actual or potential medical results relating to products under development by us or our competitors.

External factors may also adversely affect the market price for our common stock. Our common stock currently trades on The Nasdaq Stock Market. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on The Nasdaq Stock Market.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

     This report contains forward-looking statements concerning, among other things, possible applications for marketing approval and other regulatory matters, clinical trials, plans for the development of Hemopure and business strategies. These forward-looking statements are identified by the use of such terms as "intends," "expects," "plans," "estimates," "anticipates," "should" and "believes." These statements reflect only management's current expectations.

     These forward-looking statements involve risks and uncertainties. There can be no assurance that we will be able to commercially develop our oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in our operations and business environment. These risks include, without limitation, Biopure's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations, as well as the other risks and uncertainties described under "Risk Factors" on page 3 of this prospectus.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures we make in our Form 10-Q, 8-K and 10-K reports to the SEC.


                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

     This prospectus is part of a registration statement on Form S-3, including amendments, relating to the common stock offered by this prospectus with the SEC. This prospectus does not contain all of the information set forth in the registration statement, the exhibits and schedules, some portions of which the SEC allows us to omit. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of that contract or other document filed as an exhibit to the registration statement. For further information about us and the common stock offered by this prospectus we refer you to the registration statement and its exhibits and schedules which may be obtained as described above.

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

Information in this prospectus supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus, while information that we file later with the SEC will automatically update and supersede prior information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering:

     o our Annual Report on Form 10-K for the fiscal year ended October 31, 2001;

     o the description of our Class A Common Stock contained in our registration statement on Form S-1 (Registration No. 333-78829), as amended, that was incorporated by reference into our registration statement on Form 8-A/A filed on July 26, 1999.

     o the description of the Preferred Stock Purchase Rights contained in our registration statement on Form 8-A filed on November 4, 1999.

     You may request copies of these filings, at no cost, by writing or telephoning us at:

                               Biopure Corporation
                              Attention: Secretary
                                11 Hurley Street
                               Cambridge, MA 02141
                            Telephone: (617) 234-6500

                                 USE OF PROCEEDS

     We cannot guarantee that we will receive any proceeds in connection with this offering.

     Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds of this offering, if any, for general corporate purposes, including capital expenditures and to meet working capital needs. Pending these uses, any net proceeds will be invested in investment-grade, interest-bearing securities.

     As of the date of this prospectus, we cannot specify particular uses for the net proceeds we might have from this offering. Accordingly, our management will have broad discretion in the application of net proceeds, if any.


                              PLAN OF DISTRIBUTION

     We may sell shares of common stock, from time to time, by any method permitted by the Securities Act of 1933, including in the following ways:

     o through one or more underwriters on a firm commitment or best-efforts basis;

     o    through broker-dealers, who may act as agents or principals;

     o    directly to one or more purchasers;

     o    through agents;

     o    in privately negotiated transactions; and

     o    in any combination of these methods of sale.

     The applicable prospectus supplement will set forth the specific terms of the offering of common stock, including the name or names of any underwriters, dealers or agents; the purchase price of the common stock and the proceeds to us from the sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and the initial offering price to the public and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the common stock may be listed. Any public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the common stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     Any underwriters to whom common shares are sold for public offering and sale may make a market in the common shares, but the underwriters will not be obligated to do so and may discontinue any market making at any time and without notice. In connection with any offering, persons participating in the offering, such as any underwriters, may purchase and sell common stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the common stock, and syndicate short positions involve the sale by underwriters of a greater number of shares of common stock than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account may be reclaimed by the syndicate if the shares of common stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock, which may be higher than the price that might prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on The Nasdaq Stock Market or otherwise.

     Offers to purchase common stock may be solicited by agents designated by us from time to time. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Broker-dealers or agents may also receive compensation from the purchasers of the common stock for whom they sell as principals, or both. Each particular broker-dealer will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Broker-dealers or agents and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any commission, discount or concession received by them and any profit on the resale of the common stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. We have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and us. No period of time has been fixed within which the shares will be offered or sold.

     If required under applicable state securities laws, we will sell the common stock only through registered or licensed brokers or dealers. In addition, in some states, we may not sell shares of common stock unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

     If the common stock is sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the common stock. If underwriters are utilized in the sale of the common stock, the common stock may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale.

     Our common stock may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriters are utilized in the sale of the common stock, unless otherwise stated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of common stock will be obligated to purchase all shares of common stock offered if any are purchased.

     We may grant to the underwriters options to purchase additional shares of common stock to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions, as may be set forth in the applicable prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

     Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.

     When we elect to make a particular offer of the shares of common stock which are the subject of this prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation and any other required information.

     Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     We will bear all costs, expenses and fees in connection with the registration of the common stock, as well as the expense of all commissions and discounts, if any, attributable to the sales of the common stock by us.


                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered in this prospectus will be passed upon for Biopure by our general counsel, Jane Kober.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended October 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth all expenses payable by Biopure in connection with the sale of the $30,000,000 aggregate amount of common stock being registered. All the amounts shown are estimates except for the registration fee.

            SEC registration fee.................................     $   7,140
            Legal fees and expenses..............................     $  50,000
            Accounting fees and expenses.........................     $  15,000
            Miscellaneous........................................     $   5,000
                     Total.......................................     $  77,140


Item 15.  Indemnification of Officers and Directors

     Our Restated Certificate of Incorporation provides that each of our directors and officers shall be indemnified and held harmless by us, to the fullest extent authorized by the Delaware General Corporation Law, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA, excise taxes or penalties, and amounts paid in settlement) reasonably incurred by reason of the fact that he or she is a director or officer.

     The Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers provided that the corporation shall not eliminate or limit the liability of a director as follows:

     o for any action brought by or in the right of a corporation where the director or officer is adjudged to be liable to the corporation, except where a court determines the director or officer is entitled to indemnity;

     o for acts or omissions not in good faith or that involve conduct that the director or officer believes is not in the best interests of the corporation;

     o    for knowing violations of the law;

     o for any transaction from which the directors derived an improper personal benefit; and

     o for payment of dividends or approval of stock repurchases or redemptions leading to liability under Section 174 of the Delaware General Corporation Law.

     The Delaware General Corporation Law requires a corporation to indemnify a director or officer to the extent that the director or officer has been successful, on the merits or otherwise, in defense of any action, suit or proceeding for which indemnification is lawful.

     Our Restated Certificate of Incorporation also provides directors and officers with the right to be paid by us for expenses (including attorneys' fees) incurred in defending any proceeding in advance of the proceeding's final disposition. If a claim is not promptly paid in full by us, as further described in the Restated Certificate of Incorporation, the director or officer who is entitled to indemnification may bring suit against us to recover the unpaid amount of the claim. These rights of indemnification and advancement of expenses conferred in our Restated Certificate of Incorporation are not exclusive of any other right which may be acquired.

Item 16.  Exhibits

            Exhibit
            Number                       Description of Document
            -------                      -----------------------

                5.1       Opinion of Jane Kober.
                23.1      Consent of Ernst & Young LLP, Independent Auditors.
                23.2      Consent of Jane Kober (included in Exhibit 5.1).
                24.1      Powers of Attorney (included in the signature pages).


Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant undertakes that, for purpose of determining any liability under the Securities Act of 1933: (1) the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Cambridge, Massachusetts, on the 11th day of March, 2002.



                          BIOPURE CORPORATION

                                 By: /s/ Francis H. Murphy
                                     ----------------------------------------
                                 Francis H. Murphy
                                 CHIEF FINANCIAL OFFICER
                                  (Principal financial and accounting officer)





                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints PAUL A. LOONEY, FRANCIS H. MURPHY and JANE KOBER, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.


           SIGNATURES                       TITLE                       DATE

 /s/ Carl W. Rausch                Chairman of the Board and      March 11, 2002
 -----------------------------     Chief Executive Officer
 Carl W. Rausch                  (Principal executive officer)


 /s/ Francis H. Murphy              Chief Financial Officer       March 11, 2002
 -----------------------------      (Principal financial and
 Francis H. Murphy                    accounting officer)


 /s/ Paul A. Looney                   Director, President         March 11, 2002
 -----------------------------
 Paul A. Looney

 /s/ David N. Judelson              Director, Vice Chairman       March 11, 2002
 -----------------------------
 David N. Judelson

 /s/ J. Richard Crout                       Director              March 11, 2002
 -----------------------------
 J. Richard Crout, M.D.

 /s/ Daniel P. Harrington                   Director              March 11, 2002
 -----------------------------
 Daniel P. Harrington

                                            Director              March __, 2002
 -----------------------------
 C. Everett Koop, M.D.

 /s/ Charles A. Sanders                     Director              March 11, 2002
 -----------------------------
 Charles A. Sanders, M.D.

                                  EXHIBIT INDEX

                                          Description
                                          -----------

              5.1        Opinion of Jane Kober.
              23.1       Consent of Ernst & Young LLP, Independent Auditors.
              23.2       Consent of Jane Kober (included in Exhibit 5.1).
              24.1       Powers of Attorney (included in the signature pages).